Exhibit 99.1

FOR IMMEDIATE RELEASE

September 8, 2011

PerkinElmer to Acquire Caliper Life Sciences for Approximately $600 Million

•	Transaction enhances global leadership position in molecular imaging and detection for Human and Environmental Health

•	Creates opportunity to significantly expand global delivery of compelling customer solutions in a broad range of high-growth end markets

•	Combined R&D expertise and intellectual property to accelerate innovation

WALTHAM, Mass. – PerkinElmer, Inc. (NYSE: PKI), a global leader focused on improving the health and safety of people and the environment, today announced that it has signed a definitive agreement to acquire Caliper Life Sciences, Inc. (NASDAQ: CALP), a Hopkinton, Massachusetts-based leader in imaging and detection solutions for life sciences research, diagnostics and environmental markets, for $10.50 per share, for a total net purchase price of approximately $600 million in cash.

Robert F. Friel, chairman and chief executive officer, PerkinElmer, said, “The acquisition of Caliper Life Sciences brings innovative molecular imaging and detection technologies to our portfolio, complementing our world-leading offerings in life science, diagnostics, environmental and food markets.”

Friel added, “The R&D, application expertise, and intellectual property of the combined organization will provide our customers with enhanced knowledge and services and a strong pipeline of innovation. Additionally, the proven leadership and talent of the Caliper team will be a strong addition to our organization.”

The combined technology platforms will expand PerkinElmer’s deep portfolio of solutions and services for global customers including:

•	Broader offerings for molecular, cellular, animal and tissue imaging to enable translational medicine research;

•	Addition of a world-leading microfluidics platform for genomics and proteomics applications, for improved detection and screening through low sample use and efficiency;

•	High-value sample preparation technologies for key scientific workflow areas such as Next Generation DNA Sequencing;

•	More comprehensive solutions and services for identification of therapeutic response, biotherapeutics development and biologics QA/QC;

•	Platform technology additions to drive expansion into attractive areas such as detection for environmental contaminants and food pathogens; and

•	Broadening services capabilities, leveraging multi-vendor asset management, custom research, and profiling for contaminants and adverse effects.

Kevin Hrusovsky, chief executive officer, Caliper Life Sciences, noted, “We are delighted to become part of PerkinElmer. For 10 years, Caliper has partnered with strategic customers to develop a compelling suite of discovery technologies for broad life science applications.”

Hrusovsky added, “I am excited by both PerkinElmer’s ability to leverage its global reach for the delivery of solutions and the opportunity to accelerate the development of important advances that make a difference in improving human and environmental health. I am confident this is the correct strategic direction at this time for Caliper customers, shareholders and employees, and we are looking forward to becoming part of one of the leading companies in our industry.”

Hrusovsky is anticipated to join the PerkinElmer senior leadership team following the close of the transaction.

The total purchase price represents a premium of 42% for Caliper Life Sciences shareholders, relative to the closing price of $7.39 on Wednesday, September 7, 2011, the last trading day prior to today’s announcement. The acquisition has received the unanimous support of the Boards of Directors of both companies, and is expected to close in the fourth quarter of 2011. The transaction is expected to be dilutive to PerkinElmer’s 2012 GAAP earnings per share by approximately $0.05 and accretive to PerkinElmer’s 2012 First Call consensus adjusted earnings per share by approximately $0.08.

The transaction is subject to customary closing conditions, including approval of Caliper Life Sciences stockholders, and the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act.

In connection with the transaction, Bank of America Merrill Lynch and Rothschild acted as financial advisors to PerkinElmer. Perella Weinberg Partners acted as exclusive financial advisor to Caliper Life Sciences, Inc., and provided a fairness opinion to the Caliper Life Sciences Board of Directors.

Conference Call Information

A conference call will be held on Thursday, September 8, 2011 at 8:30 am ET.

To access the call, please dial (857) 350-1671 prior to the scheduled conference call time and provide the access code 90595665. A playback of this conference call will be available for two weeks, beginning at 11:30 am ET, Thursday, September 8, 2011. The playback phone number is (617) 801-6888 and the code number is 43698858.

A live audio webcast of the call will also be available on the Investor section of the Company’s Web site at www.perkinelmer.com.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this press release also contains a non-GAAP financial measure. The reasons that we use this measure, a reconciliation of this measure to the most directly comparable GAAP measure, and other information relating to this measure are included below.

Factors Affecting Future Performance

This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to estimates and projections of future earnings per share, cash flow and revenue growth and other financial results, developments relating to our customers and end-markets, and plans concerning business development opportunities and divestitures. Words such as “believes,” “intends,” “anticipates,” “plans,” “expects,” “projects,” “forecasts,” “will” and similar expressions, and references to guidance, are intended to identify forward-looking statements. Such statements are based on management’s current assumptions and expectations and no assurances can be given that our assumptions or expectations will prove to be correct. A number of important risk factors could cause actual results to differ materially from the results described, implied or projected in any forward-looking statements. These factors include, without limitation: (1) markets into which we sell our products declining or not growing as anticipated; (2) fluctuations in the global economic and political environments; (3) our failure to introduce new products in a timely manner; (4) our ability to execute acquisitions and license technologies, or to successfully integrate acquired businesses and licensed technologies into our existing business or to make them profitable, or successfully divest businesses; (5) our failure to adequately protect our intellectual property; (6) the loss of any of our licenses or licensed rights; (7) our ability to compete effectively; (8) fluctuation in our quarterly operating results and our ability to adjust our operations to address unexpected changes; (9) significant disruption in third-party package delivery and import/export services or significant increases in prices for those services; (10) disruptions in the supply of raw materials and supplies; (11) the manufacture and sale of products exposing us to product liability claims; (12) our failure to maintain compliance with applicable government regulations; (13) regulatory changes; (14) our failure to comply with healthcare industry regulations; (15) economic, political and other risks associated with foreign operations; (16) our ability to retain key personnel; (17) significant disruption in our information technology systems; (18) restrictions in our credit agreements; (19) our ability to realize the full value of our intangible assets; (20) significant fluctuations in our stock price; (21) reduction or elimination of dividends on our common stock; and (22) other factors which we describe under the caption “Risk Factors” in our most recent quarterly report on Form 10-Q and in our other filings with the Securities and Exchange Commission. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

About Caliper Life Sciences

Caliper Life Sciences is a premier provider of cutting-edge technologies enabling researchers in the life sciences industry to create life-saving and enhancing medicines and diagnostic tests more quickly and efficiently. Caliper Life Sciences is aggressively innovating new technology to bridge the gap between in vitro assays and in vivo results and then translating those results into cures for human disease. Caliper Life Sciences’ portfolio of offerings includes state-of-the-art microfluidics, lab automation and liquid handling, optical imaging technologies, and discovery and development outsourcing solutions. For more information please visit www.caliperLS.com.

About PerkinElmer, Inc.

PerkinElmer, Inc. is a global leader focused on improving the health and safety of people and the environment. The Company reported revenue of approximately $1.7 billion in 2010, has about 6,200 employees serving customers in more than 150 countries, and is a component of the S&P 500 Index. Additional information is available through 1-877-PKI-NYSE, or at www.perkinelmer.com.

Important additional information will be filed with the SEC and distributed to shareholders of Caliper Life Sciences.

Caliper Life Sciences intends to file with the SEC and mail to its shareholders a Proxy Statement on Schedule 14A pursuant to Section 14(a) of the Exchange Act in connection with the transaction. This document will contain important information about PerkinElmer, Inc., Caliper Life Sciences, the transaction and other related matters. Caliper Life Sciences’ investors and security holders are urged to read this document carefully when it is available. Caliper Life Sciences’ investors and security holders will be able to obtain free copies of the Proxy Statement and other documents to be filed with the SEC by Caliper Life Sciences through the web site maintained by the SEC at www.sec.gov.

Caliper Life Sciences and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. Information regarding Caliper Life Sciences’ directors and executive officers is contained in Caliper Life Sciences’ Form 10-K for the year ended December 31, 2010 and its proxy statement dated April 26, 2011, which are filed with the SEC. Caliper Life Sciences’ proxy statement dated April 26, 2011 also contains information regarding the beneficial ownership of Caliper Life Sciences stock by Caliper Life Sciences’ directors and executive officers. In addition, outstanding stock options and restricted stock units held by directors, executive officers and other employees of Caliper Life Sciences will be accelerated in connection with the transactions contemplated by the merger agreement. A more complete description will be available in the Proxy Statement.

PerkinElmer, Inc. and Subsidiaries

CALIPER LIFE SCIENCES ACQUISITION

RECONCILIATION OF PROJECTED DILUTION TO GAAP EARNINGS PER SHARE TO PROJECTED ACCRETION TO ADJUSTED EARNINGS PER SHARE

Caliper
FY 2012
(projected)
Projected dilution to GAAP earnings per share	$(0.05)
Amortization of intangible assets, net of income taxes	$0.08
Restructuring and lease charges, net of income taxes	$0.02
Purchase accounting adjustments, net of income taxes	$0.02
Projected accretion to adjusted earnings per Share	$0.08

Projected Accretion to Adjusted Earnings Per Share

We use the term “projected accretion to adjusted earnings per share,” to refer to projected dilution to GAAP earnings per share, excluding amortization of intangible assets, inventory fair value adjustments related to business acquisitions, other costs related to business acquisitions, and restructuring and lease charges, and including estimated revenue from contracts acquired in the Caliper Life Sciences acquisition that will not be fully recognized due to business combination accounting rules. We believe that this non-GAAP measure, when taken together with our GAAP financial measures, allows us and our investors to analyze the costs of producing and selling our products and the performance of our internal investments in technology and our internal operating structure, to evaluate the long-term profitability trends of our core operations and to calculate the underlying value of the core business on a dilutive share basis, which is a key measure of the value of the

Company used by our management and we believe used by investors as well. Projected accretion to adjusted earnings per share also facilitates the overall analysis of the value of the Company and the core measure of the success of our operating business model as compared to prior and future periods and relative comparisons to our peers. We exclude amortization of intangible assets, inventory fair value adjustments related to business acquisitions, other costs related to business acquisitions, and restructuring and lease charges as these items do not represent what our management and what we believe our investors consider to be costs of producing our products, investments in technology and production, and costs to support our internal operating structure, which could result in overstating or understating to our investors the performance of our operations. We include estimated revenue from contracts acquired with the Caliper Life Sciences acquisition that will not be fully recognized due to business combination rules. Our GAAP revenue for the periods subsequent to our acquisition does not reflect the full amount of revenue on such contracts that would have otherwise been recorded by the acquired businesses. The non-GAAP adjustment is intended to reflect the full amount of such revenue. We believe our investors will use this adjustment as a measure of the ongoing performance of the acquired businesses.

The non-GAAP financial measure described above is not meant to be considered superior to, or a substitute for, our financial statements prepared in accordance with GAAP. There are material limitations associated with non-GAAP financial measures because they exclude charges that have an effect on our reported results and, therefore, should not be relied upon as the sole financial measures to evaluate our financial results. Management compensates and believes that investors should compensate for these limitations by viewing the non-GAAP financial measures in conjunction with the GAAP financial measures. In addition, the non-GAAP financial measure included in this press release may be different from, and therefore may not be comparable to, similar measures used by other companies.

# # #

Investor Relations:

David C. Francisco

Vice President, Investor Relations

Phone: (781) 663-5677

Email: dave.francisco@perkinelmer.com

Media Contacts:

Stephanie R. Wasco

Vice President, Corporate Communications

Phone: (781) 663-5701

Email: stephanie.wasco@perkinelmer.com

Mario Fante

Corporate Public Relations Manager

PerkinElmer, Inc.

Phone: (781) 663-5602

Email: mario.fante@perkinelmer.com